Exhibit 99

Horizon Offshore Names New Director

HOUSTON--(BUSINESS WIRE)--Jan. 13, 2003--Horizon Offshore, Inc. (Nasdaq:HOFF) today announced that Phil D. Wedemeyer was elected to fill a vacancy on the board of directors of the Houston-based marine construction company.

Wedemeyer has more than 31 years of professional accounting and financial consulting expertise with Arthur Andersen LLP. Prior to his retirement from Arthur Andersen in August 2002, he was a partner with the firm and provided audit and financial consulting services to clients engaged in the oil services engineering and construction, and manufacturing industries. These clients included companies with large international and domestic operations.

Wedemeyer has had extensive experience with SEC reporting and issue resolution, initial public offerings and structuring of transactions. Additionally, he held various positions with the firm related to the development and delivery of expertise in business combinations; percentage of completion accounting, cost accounting and accounting for inventories; and advanced audit techniques. These positions included management of the global engineering and construction programs, the construction program for the Gulf Coast and the Houston office commercial audit practice. From 1983 to 1986, Wedemeyer served in the firm's world headquarters with responsibility for projects related to certain advanced audit techniques. He was also responsible for various aspects of the development and implementation of training for associates of the firm.

In addition to his professional practice, Wedemeyer served as an adjunct professor of accounting at Rice University from 1993 to 1996. He received a bachelor of business in accounting from Baylor University in 1971. Wedemeyer is a CPA, a member of MENSA and a member of the National Board of Directors of the Construction Financial Managers Association.

"Mr. Wedemeyer's financial expertise and business knowledge will serve Horizon well, particularly in today's environment," said J. Louis Frank, chairman of the board of Horizon. "Now, the company looks forward to increased independence of the board and to the next step in our development as a leader in the offshore construction market."

Horizon Offshore provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:     David W. Sharp, (713) 361-2630